Exhibit 10.1

[Execution Copy]

TERMINATION AGREEMENT AND RELEASE

(“AGREEMENT”)

This Agreement is made and entered into by and between John Graber (the “Executive”) and Heli-One American Support LLC. (the “Company”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. The termination of Executive’s employment with the Company is effective July 18, 2012 (the “Termination Date”). The ending of Executive’s employment shall be considered a termination due to reasons “other than for Cause, Disability or Death” under the terms of paragraph 5.4 of the Employment Agreement dated July 18, 2011 between the parties hereto (the “Employment Agreement”).

2. Resignation of Offices. Effective as of the Termination Date, Executive resigns from all positions he held as an officer of the Company and/or any other entity as a result of his employment with the Company.

3. Termination Payments and Benefits. By signing and returning this Agreement, Executive will receive the compensation and/or benefits from the Company specified in this Agreement. All payments shall be in US dollars.

a. Termination Payment. In full and complete satisfaction of the Company’s obligations under paragraph 5.4(a) of the Employment Agreement and under any applicable legislation, the Executive shall receive the payments listed below in this paragraph 3a. The payments specified as lump sum payments shall be made (less required statutory deductions and withholdings) after the Executive signs and returns this Agreement on the earlier of the Termination Date or 90 days after the Executive has signed and returned this Agreement. No part of such payments shall be counted as earnings for the purposes of any pension or benefit plans, regular or supplemental.

The payments to be made to the Executive are as follows:

(i)	A lump sum payment of $400,000.00 to satisfy the Base Salary obligation;

(ii)	A lump sum payment of $19,200 to satisfy the obligation to continue twelve months of medical and insurance benefits; and

(iii)	a lump sum payment of $8,000 to cover legal expenses previously incurred by the Executive related to obtaining initial review of the Employment Agreement.

b. Other Compensation and Benefits.

i. Final Pay. The Company shall pay Executive his Base Salary up to and including the Termination Date, as well as all vacation pay which has been earned up to and including that date, less required statutory deductions and withholdings.

ii. 401K Plan. If Executive participates in the Company’s 401K Plan, he shall be entitled to a distribution of any vested balance in the 401K Plan in accordance with the terms of the 401K Plan, once contributions from his final pay have been processed by Merrill Lynch.

iii. Insurance and Other Benefits. Executive’s eligibility for any health, dental and vision care insurance will end on July 31, 2012. Executive’s eligibility for life insurance, short term disability insurance, long term disability insurance, and any and all other benefits or perquisites of Executive’s employment will cease on the Termination Date, including without limitation, the Company’s 401K Plan, STIP Plan, SIP Plan, Health Spending Account and reimbursement of expenses (including under paragraphs 4.1, 4.2 and 4.3 of the Employment Agreement), and the Company shall not be liable for any sickness, injury, illness, disability or death benefits, or for any benefit claims, damages, losses, costs or expenses directly or indirectly suffered or incurred thereafter, or as a result thereof.

iv. Conversion Privilege and Portability. Executive shall have 31 days after the Termination Date to make application to convert his group life insurance with Hartford Life Insurance Company to an individual policy of insurance at his own cost, or to continue his voluntary group life insurance (if applicable) at his own cost, both subject to whatever terms, conditions, and limitations may be imposed by Hartford Life Insurance Company, including that the first premium payment for either benefit has to be paid within 31 days of the Termination Date.

v. Health Spending Account. Despite paragraph 3biii, Executive may continue to submit Health Spending Account claims for so long as there may be a credit balance remaining in his account, if applicable.

iv. COBRA. Executive may elect, in accordance with COBRA (United States Consolidated Omnibus Budget Reconciliation Act), to continue United States medical and dental coverage after the Termination Date at Executive’s sole expense.

v. Stock Options and Other Equity-Based Incentive Plans or Programs. After the Termination Date, any rights and obligations of Executive in respect of any then outstanding stock options or other grants or awards held by Executive under any equity-based incentive plan or program shall have been terminated as specified in paragraph 9f below.

vi. Expenses. Executive shall be entitled to be reimbursed for any expenses which have not been reimbursed as of the Termination Date arising under paragraphs 4.1, 4.2 and 4.3 of the Employment Agreement.

vii. Tax Equalization. The Executive shall be entitled to the benefits of the Company’s Tax Equalization Policy as it exists from time to time with respect to payments made under this Agreement. The Executive shall be permitted to consult with Deloitte to obtain advice regarding the timing of such payments to insure compliance with IRC §409A and at the request of the Executive the Company will structure the timing of the payments due hereunder in accordance with such advice. The Company will reimburse the Executive for up to $8,000 of the cost of such advice. If the cost of such advice exceeds $8,000, the Company will reimburse the Executive for any excess amount to the extent the Company determines that the excess amount is reasonable.

viii. General. The benefits described above, in addition to the payments specifically described herein, are in full and complete satisfaction of any and all obligations of the Company or any of its affiliated or related entities relating to compensation and benefits that may be due to Executive as of the Termination Date. Executive understands that for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA) and equity or similar awards granted by the Company, his eligibility (if any) for such benefits and equity or similar awards shall be determined in accordance with the terms of the applicable plan or other governing documents.

4. Release and Promise Not to Sue.

In consideration of the payments made and benefits provided under the terms of this Agreement, and except for claims Executive may have under this Agreement, Executive (on behalf of himself and his personal representatives) promises not to sue, and releases and forever discharges the Company, all of its affiliated or related entities, and all of their officers, directors, employees, successors, assigns, agents, partners, plans and plan trustees, independent contractors, shareholders, agents, attorneys and representatives, jointly and individually (the “Released Parties”), from any and all manner of claims, suits, actions, causes of action, complaints, demands, costs and expenses of any nature or kind whatsoever, known or unknown, including any claim for attorneys’ fees or costs (collectively, the “Claims”), he has ever had, now has, or which at any time hereafter he can, shall or may have, arising out of any cause, matter or thing, whether under any legal, equitable, contract, tort or statutory theory, or otherwise. This Release and Promise Not to Sue includes, but is not limited to, the following Claims:

(i)

Claims arising out of or in any way related to Executive’s employment with the Company and/or termination of that employment, such as Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act (FMLA) (to the extent described below), the

Fair Labor Standards Act, the Equal Pay Act, and any other United States or Canadian national, state, provincial or local law, statute, ordinance, executive order, or regulation, including without limitation the B.C. Employment Standards Act, the B.C. Human Rights Code, the B.C. Workers Compensation Act, the Canada Labour Code, the Canadian Human Rights Act, and under any other applicable legislation, or pursuant to any other legal theory.

(ii)	Claims related to the tax treatment of all payments which have been made to Executive pursuant to the terms of the Employment Agreement or which are to be paid to Executive under this Agreement, including without limitation the tax treatment of any payments that are subject to the provisions of Section 409A of the Internal Revenue Code.

(iii)	Claims relating directly or indirectly to the loss of disability insurance, life insurance, incentive compensation, shares, share options, share-based incentives, pension and supplemental pension benefits, expense reimbursement, use of business equipment and any other form of compensation, deferred compensation, insurance, benefit or perquisite of Executive’s employment with the Company.

(iv)	Claims for illness, sickness, disability or death, or for insurance benefits relating directly or indirectly to such Claims.

(v)	Claims relating to Executive’s position as an officer of the Company.

The Claims do not include: (a) the Company’s obligations under this Agreement, (b) vested retirement benefits, (c) rights to continued group health coverage under COBRA, (d) workers’ compensation benefits to the extent the right to such benefits cannot be released under applicable law, (e) any claim that arises after Executive signs this Agreement, and (f) any other claim that cannot be waived as a matter of law.

5. Special Provisions Relating to Release of Age Discrimination Claims. Executive understands that as part of the Release and Promise Not to Sue, he voluntarily and knowingly waives all rights or claims under the United States Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed on or prior to the Termination Date. If at any time Executive is obligated to return or disgorge the consideration received under this Agreement, he shall retain $500.00, representing the consideration Executive received in exchange for waiver of his rights and claims under ADEA.

6. Acknowledgments.

a.	Executive acknowledges that as of the date he signs this Agreement, he has not filed or otherwise pursued any charges, complaints or claims of any nature or kind against the Company or any of the Released Parties with any United States or Canadian local, state, provincial or national government agency, tribunal or court.

b.	Executive acknowledges that, except for obligations specified in or arising under this Agreement, the Company and each of the other Released Parties have fully satisfied all their obligations to him, and he has no Claims against the Company or any of the other Released Parties.

c.	Executive acknowledges that the performance by the Company of the terms of this Agreement shall fully satisfy the obligations of the Company and its affiliated entities under the Employment Agreement, except where a continuing obligation of the Company is specifically referred to herein.

d.	Executive further acknowledges that: (i) the Company made available to him information about FMLA and other leave rights, and he was not improperly denied any request for FMLA or other leave; (ii) to the extent he took FMLA or other leave, he received the full range of benefits offered by the leave (e.g., benefits continuation coverage and restoration to the same or an equivalent position for FMLA leave) and did not suffer any form of retaliation as a result of taking the leave; (iii) except for amounts due under this Agreement, he has been paid for all wages (including overtime, if applicable), commissions, bonuses, incentives, vacation and other time-off benefits, and any and all other kinds of compensation, benefits or perquisites; (iv) to the extent he requested a reasonable accommodation under applicable law, the Company appropriately responded to his request; and (v) if applicable, he received appropriate notice of the termination of his employment. Executive agrees and acknowledges that the preceding information is accurate and an incontrovertible statement of fact and law.

7. Future Cooperation. Executive agrees that at all times hereafter, he shall make himself available, upon reasonable notice and under reasonable conditions, to assist the Company with respect to matters with which he was involved or had knowledge while employed by the Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, litigation or administrative proceedings involving the Company or any of its affiliated or related entities, preparing for and giving testimony including written declarations or statements, and other similar activities. Executive understands that the Company shall reimburse him for all reasonable, documented out-of-pocket expenses incurred as a result of his obligations under this paragraph, in accordance with the Company’s then applicable expense guidelines. For each day of work, or part thereof, that the Executive performs under this paragraph after the first anniversary of the Termination Date, the Company shall compensate the Executive at a rate equal to one three-hundred-sixty-fifth (1/365) of the Executive’s last base salary with the Company.

8. Surviving Obligations Under Employment Agreement. In accordance with the terms of paragraph 22 of the Employment Agreement, the obligations of the parties set out in paragraphs 6, 7, 8, and 10 of the Employment Agreement (as applicable to each party) shall survive and continue indefinitely after the Termination Date, and the obligations of Executive set out in paragraph 9 of the Employment Agreement shall survive and continue after the Termination Date for a period of 12 months.

9. Additional Agreements.

a. Not to Seek Rehire. Executive agrees that he will not seek employment or work with the Company or any of its affiliated or related entities, including assignment to or on behalf of the Company or any of its affiliated or related entities as an independent contractor or consultant, or through any third party, and Executive acknowledges that neither the Company nor any of its affiliated or related entities has any obligation to consider him for any future employment or work.

b. Confidentiality. Executive agrees that the terms and conditions of this Agreement, including the consideration offered in connection with it, and any and all actions by the Company and its affiliated or related entities in connection therewith, are strictly confidential and, with the exception of his counsel, tax advisor, immediate family, or as required by applicable law, have not been and shall not be disclosed, discussed, or revealed to any other persons, entities or organizations, whether within or outside the Company, without prior written approval of an authorized representative of the Company. Executive further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is specifically authorized.

c. Non-disparagement. Executive agrees to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon the Company or any of its affiliated or related entities, their businesses, their actions or their officers, directors or employees, whether or not he believes the content of the publicity to be true and whether or not it is, in fact, true. The Company likewise agrees to refrain from engaging in publicity or authorizing statements, whether written, oral, or via electronic communication, or authorizing any action that could reasonably be anticipated to cause damage to or reflect negatively upon Executive’s reputation except in response to any statements made by Executive or his representative in violation of the terms of this paragraph. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

d. Intellectual Property. Nothing contained in this Agreement shall be deemed to limit or restrict any rights which the Company or any of its affiliated or related entities may have as a matter of law or otherwise to any inventions, copyrightable material, trade secrets or other work conceived, developed, created or otherwise performed by Executive during the course of his employment or relating in any way to his work for the Company. Executive agrees to cooperate with the Company to further document its ownership of such property. Nothing in this paragraph should be construed to diminish or affect the validity or enforceability of any prior assignment of any such property, if applicable.

e. Return of Company Property. Within seven days of the Termination Date, Executive shall return to the Company all work product, documents relating to Inventions, and Confidential Information, and all other property of the Company, including, without limitation, all computers, telephones, personal digital assistants, and other equipment, proprietary or licensed computer programs, customer lists, customer data, books, records, forms, specifications, formulas, data, data processes, designs, papers, and writings relating to the business of the Company, and all copies thereof, in his possession or under his control, with the exception of information Executive is entitled to retain under paragraph 7.7 of the Employment Agreement. For greater certainty, Executive shall not retain any copies of any such property, and shall provide the Company with all passwords and other security devices required to enable access to such property, and any licenses granted to Executive for the use of any such property shall be revoked on July 1, 2012.

f. Voiding of Equity Rights. Under the terms of paragraphs 3.5, 3.8, 3.9 and 3.10 of the Employment Agreement, the Executive obtained rights to participate in the “Share Incentive Plan: and to acquire equity in 6922767 Holding (Cayman) Inc. (collectively the “Equity Rights”). All the Equity Rights are terminated and rendered void as of the Termination Date and therefore the Executive shall have no rights under the Employment Agreement or any of the Plans referenced therein to receive or have received any equity in the Company or any of its affiliates. Promptly after the Termination Date the Company shall return to the Executive the $400,000 payment which he had made with respect to the Equity Rights.

g. References. On the Termination Date, the Company will provide Executive with a signed letter of reference in the form attached to this Agreement as Exhibit A. The Company will limit any response to inquiries from prospective employers of Executive to confirmation of Exhibit A and its content.

10. Miscellaneous Provisions

a. Breach/Remedy. Executive and the Company acknowledge that nothing in this Agreement in any way limits the legal rights they may have to pursue any claim relating to breach of this Agreement. The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to the Company and that the Company could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in additional to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

b. No Admission of Liability. Executive specifically understands and agrees that by entering into this Agreement, the Company and the other Released Parties do not admit any liability whatsoever to him or to any other person arising out of any claims or causes of action heretofore or hereafter asserted by him, and the Company, for itself and on behalf of its affiliates and related entities, expressly denies any and all such liability.

c. Indemnification. Notwithstanding this Agreement, Executive’s rights to indemnification, if any, are and continue to be governed by the Company’s Articles of Incorporation, Bylaws, and applicable law, and Section 6 of the Employment Agreement, subject to any qualifications, limitations or conditions expressed therein. Nothing contained in this Agreement shall be deemed to constitute a waiver or release by Executive of any indemnification rights existing as of the date hereof arising out of his status as a former employee or officer of the Company or any of its affiliated or related entities.

d. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provision herein to the contrary, the Agreement shall be interpreted and administered consistent with that intent. If this Agreement provides for multiple payments, each separate payment provided pursuant to the terms of this Agreement shall be treated as a separate “payment” for the purposes of Section 409A. In addition, Executive understands that if he is determined by the Company to be a “specified employee” within the meaning of Section 409A, certain payments made in connection with the termination of his employment will not be made earlier than six months after the date of such termination, if so required by Section 409A.

e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflict of laws.

f. Dispute Resolution. Any dispute arising out of or relating to the application or interpretation of this Agreement shall be submitted to final and binding arbitration in accordance with the provisions of the B.C. Commercial Arbitration Act, except for any dispute relating to Executive’s continuing obligations referenced in paragraph 8 of this Agreement when injunctive relief may be reasonably required.

g. Counterparts. This Agreement may be executed in counterparts and such counterparts may be exchanged in PDF format.

h. Interpretation. (i) Any rule of interpretation that any ambiguity is to be resolved against the drafting party is not applicable to this Agreement. (ii) All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement. (iii) In this Agreement, the singular shall include the plural, and the masculine shall include the feminine gender, unless the context otherwise requires. (iv) Capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement, except that “Company” shall include, as the context may require, CHC Helicopter S.A. and any of its affiliated or related entities.

i. Entire Agreement. This document contains the entire agreement between the parties with respect to the ending of Executive’s employment, and cancels and supersedes all prior agreements and discussions between them relating to the ending of Executive’s employment.

j. Variation. No amendment or variation of the terms of the Agreement will be effective or binding unless in writing and signed by both parties.

12. Severability and Waiver. Each provision of this Agreement is a separate obligation and is severable from all other such obligations, and if any of them is held by a court to be invalid, this Agreement shall be construed by limiting, restricting or reducing the application of the applicable provision or provisions, to the extent necessary to comply with applicable law then in effect.

No waiver of any provision of this Agreement shall be binding unless in writing and signed by both parties. No failure to exercise or delay in exercising any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver or excuse by a party of any default or breach by the other party of any provision of this Agreement shall operate as a waiver of that party’s rights in respect of any continuing or subsequent default or breach, or affect the rights of that party in respect of any such continuing or subsequent default or breach.

13. Execution of Agreement. The signed Agreement should be returned to:

Heli-One American Support LLC

c/o Heli-One Canada Inc.

4740 Agar Drive

Richmond, BC V7B 1A3

Canada

Attention: Mike Summers

14. Confirmations. Executive hereby confirms that:

a. He has read this Agreement.

b. He has had sufficient time and opportunity to review and discuss it with his own legal counsel.

c. He has had any questions about this Agreement answered to his satisfaction, and fully understands and appreciates the meaning of each of its terms.

d. He is voluntarily signing the Agreement on the date indicated below, intending to be fully and legally bound by its terms.

e. The terms of this Agreement shall fully satisfy and discharge any rights, entitlements or claims that Executive may have under or in connection with the Employment Agreement or the ending of Executive’s employment, including any right to receive any form of compensation, notice of termination of employment, payment in lieu of such notice, or benefit, whether under the Employment Standards Act of British Columbia, the Canada Labour Code, the Employment Agreement, the common law, or otherwise.

To evidence their agreement, this Agreement has been executed by each of the parties hereto on the date indicated next to the signature of the party.

DATED: July 10, 2012		/s/ John Graber
John Graber

HELI-ONE AMERICAN SUPPORT LLC.

DATED: July 16, 2012	By:	/s/ Mike Summers
Mike Summers

Exhibit A

To whom it may concern,

John Graber served as the President, Helicopter Services, at CHC from July 18, 2011 until July 18, 2012. During that time, Mr. Graber was responsible for the profit and loss (P&L) performance of CHC Helicopter Services a company with approximately $1.5 billion in annual revenues.

For the fiscal year ended May 31, 2012, CHC Helicopter Services achieved its budgeted profit and cash flow goals.

Mr. Graber helped transition Helicopter Services’ leadership team from several independent world wide businesses, into one global business unit. He championed safety, compliance, customer service and teamwork, and helped grow the business.

Please contact Mike Summers, CHC Helicopters’ Senior Vice President of Human Resources, to confirm the information set forth herein.

Mike Summers

Senior Vice President, Human Resources